Exhibit 10.1

EXECUTION COPY

SERVICES AGREEMENT

This Agreement made this 21st day of May, 2012.

BETWEEN:

CANADIAN TIRE FINANCIAL SERVICES LIMITED, a company continued under the laws of Canada, having its principal place of business in Oakville, Ontario, Canada (“CTFS”)

- and -

CANADIAN HOME SYSTEMS, LTD., a company incorporated pursuant to the laws of Ontario and having its registered head office at 333 Bay Street, Suite 2900, Toronto, Ontario (“CHS”)

- and -

U.S. HOME SYSTEMS, INC., a company incorporated pursuant to the laws of Delaware and having its principal place of business in 2951 Kinwest Parkway, Irving, Texas, 75063 (“Guarantor”)

WHEREAS Guarantor, through its wholly-owned subsidiary, US Remodelers, Inc., is engaged in the specialty product home improvement business including the manufacture and procurement, design, sale and installation of custom kitchen and bathroom cabinet refacing products, countertops and organizational storage systems for closets and garages in the United States;

AND WHEREAS CTFS and CHS desire to set forth in writing the terms and conditions of their relationship and create an agreement for the purpose of carrying on the quotation, sale, furnishing, installation and servicing of certain CTFS approved products and services in association with the CTC Trade Marks and the CHS Trade Marks to Customers on an exclusive basis in the Territory;

AND WHEREAS Guarantor has agreed to guarantee to CTFS the due and prompt performance and observance by CHS of all of the covenants, agreements and obligations of CHS in the Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto covenant and agree, the one with the other, as follows:

1.0	DEFINITIONS

In this Agreement, the following terms shall have the following meanings set forth below, unless the context requires otherwise.

“Affiliate” means with respect to any Person, any other Person who directly or indirectly Controls, is Controlled by, or is under direct or indirect common Control with, such Person. For greater certainty, CTC Dealers shall not be considered Affiliates of CTFS.

“Agreement” means this Services Agreement, including all Schedules attached hereto, as they may be modified, amended or supplemented from time to time.

“Applicable Law” means any applicable:

(i)	statute or proclamation or any delegated or subordinate legislation including laws in any jurisdictions;

(ii)	any Regulatory Requirement; and

(iii)	any judgment of a relevant court of law, board, arbitrator or administrative agency which has competent jurisdiction over the Parties and/or this Agreement.

“Business Day” means any day other than a Saturday, Sunday or statutory holiday in Toronto, Ontario.

“CHS Equipment” means all equipment required by CHS to complete a Customer Contract.

“CHS Personnel” means any employee or agent (including subcontractors) of CHS.

“CHS Trade Marks” has the meaning set out in the Trade Mark Licence Agreement.

“Commencement Date” means July 1, 2012 or such other date agreed to by the Parties to launch the operation of the Program.

“Completion Certificate” means a document provided by CHS to the Customer following the completion of a Customer Contract, which when signed by the Customer, confirms the Customer Contract has been completed to the satisfaction of the Customer.

“Contract Value” means the net amount shown on each individual Customer Contract for all Products and Services provided to a Customer by CHS, exclusive of all applicable taxes.

“Control” means, when applied to the relationship between one Person with regard to any other Person, the possession, directly or indirectly, of the right or power to direct or to cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract (including joint venture agreements, management agreements and limited partnership agreements) or otherwise, and “Controls”, “Controlled” and “Controlling” have similar meanings.

“CTB” means Canadian Tire Bank.

“CTFS Data” has the meaning set out in Section 15.1.

“CTC” means Canadian Tire Corporation, Limited, a corporation incorporated under the laws of Ontario.

“CTC Dealers” means independently owned and operated authorized Canadian Tire associate dealers.

“CTC Trade Marks” has the meaning set out in the Trade Mark License Agreement.

“Customers” means customers of CTFS.

“Customer Contract” means an agreement entered between Customer and CTFS for the provision of Services.

“Customer Materials” means the Customer Contract, the Completion Certificate and all related materials to be provided to the Customer (including estimate and quotation forms and product brochures).

“Governmental Authority” means any federal, provincial, territorial, regional, municipal or local government or governmental authority, quasi-governmental authority, court, government or self-regulatory organization, commission, board, tribunal, organization, or any regulatory, administrative or other agency, or any political or other subdivision, department, or branch of any of the foregoing.

“Guarantor” means U.S. Home Systems, Inc.

“Indemnified Party” means a Person whom CHS or CTFS, as the case may be, is required to indemnify under Section 20.0.

“Indemnifying Party” means, in relation to an Indemnified Party, a Party to this Agreement that is required to indemnify such Indemnified Party under Section 20.0.

“Intellectual Property Rights” means all intellectual and industrial property rights and rights of a similar nature including all rights in and to patents including all issued patents and inventions and pending applications therefor and patents which may be issued from current applications (including divisions, reissues, renewals, re-examinations, continuations, continuations-in-part and extensions); trade-marks; copyrights; industrial design rights; rights pertaining to trade secrets and confidential information; publicity rights; personality rights; moral rights; and other intellectual property rights whether registered or not and all applications, registrations, renewals and extensions pertaining to the foregoing.

“Job” means the Services to be performed by CHS pursuant to a Customer Contract at Customer’s residence.

“Leads” means a Customer’s request for a Service that: (a) has a unique identifying code; and (b) contains information pertaining to a Person who is interested in purchasing Products and/or Services from CTFS whether or not resulting in an actual sale.

“Losses” means losses, actions, causes of action, judgments, fines, penalties, fees, claims, damages, demands, liabilities, expenses (including, without limitation, all legal fees and disbursements) suits and proceedings of any kind whatsoever, actual or alleged.

“OSFI” means the Office of the Superintendent of Financial Institutions.

“Parties” means CTFS and CHS collectively and “Party” means either of them.

“Person” includes any individual, corporation, company, partnership, governmental body, joint venture, association, trust or any other entity.

“Products” means kitchen and bathroom cabinet refacing, countertop and flooring products, including drawer fronts, boxes and hardware accessories, laminate, granite and solid surface countertops, acrylic bathtub liners, wall surrounds and related accessories.

“Program” means the rollout of CTFS’ offering to Customers of the Services to be provided by CHS in the Territory.

“Regulatory Requirements” means any authorization, consent, approval, licence requirement, order, judgment, pronouncement, decision, direction, directive, request for information, policy, administrative interpretation, guideline or ruling (and all related conditions and stipulations) issued or prescribed by a Governmental Authority, and includes any published regulatory guidelines.

“Services” means the quotation, sales, furnishing, installation and warranty servicing of the Products to be provided by CHS to Customers.

“Term” has the meaning set out in Section 2.1.

“Territory” means Canada.

“Trade Mark Licence Agreement” means the agreement made as of the date of this Agreement between CTC, CTFS and CHS pursuant to which CHS is granted the right to use the CTC Trade Marks and CTFS is granted the rights to use the CHS Trade Marks in connection with this Agreement, attached hereto as Schedule A.

“Software Vendor” means the owner or licensee of software used by CTFS (and to be used by CHS and CHS Personnel) as a lead management system, the current vendor being Centah Inc., a corporation under the laws of Ontario.

“Vendor Assessment” has the meaning set out in Section 7.4.

“WHMIS” means Workplace Hazardous Materials Information System, Canada's national hazard communication standard or its equivalent.

2.0	APPOINTMENT AND TERM

2.1             CTFS hereby appoints CHS as the exclusive (subject to Section 2.2) provider of the Services to Customers in the Territory, and only within the Territory, using the CTC Trade Marks, pursuant to the terms of this Agreement. The term of this Agreement shall begin on the first day written above and continue for a period of three (3) years, subject to such earlier termination as set out in this Agreement (the “Initial Term”). This Agreement shall automatically be extended for successive two (2) year terms (the “Renewal Term”) unless either party gives written notice to the other party within 180 days of the expiration of the Initial Term or Renewal Term, as applicable, of its intent not to renew or extend this Agreement. The Initial Term, together with any Renewal Term(s) are collectively referred to as the “Term”.

2.2             Nothing in this Agreement shall prevent CHS or its Affiliates from providing, directly or indirectly services similar to the Services outside the Territory.

2.3             The parties agree that this Agreement does not require or involve the payment of a non-refundable franchise fee.

2.4             The Program shall be launched at CTC locations across Canada in four (4) separate stages, as identified below, and subject to such changes in timing and location as mutually agreed to by the Parties:

(a)	Phase I – commencing on the Commencement Date, the Program will be offered in certain locations in the Province of Ontario, as agreed by the Parties;

(b)	Phase II – commencing by December 31, 2012, the Program will be offered throughout the Province of Ontario;

(c)	Phase III – commencing by December 31, 2013, the Program will be offered throughout the rest of Canada outside of the Province of Quebec; and

(d)	Phase IV – commencing by December 31, 2014, the Program will be offered throughout the Province of Quebec.

3.0	EXCLUSIVE ARRANGEMENT

3.1             CHS covenants that during the Term neither CHS nor its Affiliates will provide in the Territory services or products substantially similar to the Services and Products to any of the following Persons or their respective Affiliates:

(a)	Home Depot of Canada Inc.;

(b)	Sears Canada Inc.;

(c)	Lowes Companies Canada, ULC;

(d)	Rona Inc.;

(e)	Home Hardware Stores Limited;

(f)	Wal-Mart Canada Corp.;

(g)	Costco Wholesale Canada Ltd.;

(h)	Target Canada Co.; and

(i)	Hudson’s Bay Company.

4.0	CHS EQUIPMENT; LOCATION; BUSINESS CONTINUITY

4.1             CHS, entirely at its sole expense, will purchase and maintain all vehicles, tools, equipment, materials, mobile devices, computer hardware and software and other supplies as may be necessary and proper for the provision of the Services.

4.2             CHS acknowledges and understands that it is under no obligation under this Agreement or otherwise to purchase from CTFS or CTC any tools, equipment, parts, supplies, materials or inventory to provide the Services and that neither CTFS nor CTC requires it to make a total annual investment in any amount either to acquire the right to provide the Services or to provide the Services.

4.3             During the provision of the Services at all times and at its location CHS agrees to prominently display its business licence and, upon the request of CTFS, to prominently display and do all things as CTFS may feel is reasonably necessary to inform Customers that the Services are being provided by CHS and not CTFS.

4.4             CHS shall be responsible for business continuity and disaster recovery planning, testing, implementation and execution, including as more fully set forth in its business continuity plan/disaster recovery plan. CHS shall make its business continuity plan/disaster recovery plan available at CHS’ offices during CHS’ regular hours of business for review by CTFS upon no less than ten (10) days prior written notice to CHS by CTFS. During any such review, or at such other time as the parties may mutually agree, CHS shall make available to CTFS, for the purpose of responding to questions concerning CHS’ business continuity plan/disaster recovery plan, one or more members of CHS Personnel who are knowledgeable about CHS’ business continuity plan/disaster recovery plan, the manner in which it is tested and the manner in which it would be implemented in the event of a disaster. CHS’ business continuity plan/disaster recovery plan will:

(a)	address all critical functions and operations of the Services;

(b)	specify recovery time frames for each critical function and operation used by CTFS; be thoroughly tested at least annually; and be regularly updated to the extent necessary.

4.5             CHS shall provide to CTFS a summary of its business continuity plan/disaster recovery plan upon request and shall provide to CTFS a report of the results of all CHS business continuity plan/disaster recovery plan tests conducted during the Term. CHS shall also cooperate reasonably with CTFS in efforts to coordinate the operation of CHS' business continuity plan/disaster recovery plan and CTFS’ business continuity plan/disaster recovery plan so that, to the extent reasonably feasible, such plans would operate effectively together in the event both were required to operate at the same time.

5.0	CUSTOMER PAYMENTS

5.1             All payments for Services under Customer Contracts shall be made by Customer directly to CTFS, by way of payment mechanisms approved from time to time by CTFS.

5.2             All payments shall be processed by CTFS and shall not be processed by CHS for its own account. All payments by Customers are monies owing to CTFS, and if collected by CHS, shall be deemed to have been collected by CHS as agent on behalf of CTFS.

5.3             CHS agrees and acknowledges that CTFS shall only accept payment from Customers in a form of payment approved from time to time by CTFS, and that as of the date of this Agreement the following forms of payment are accepted by CTFS:

(a)	Canadian Tire-branded credit cards;

(b)	Major credit cards, including MasterCard, VISA, and American Express;

(c)	Credit service plans established by CTFS;

(d)	Certified cheques and money orders; and

(e)	Other payment methods approved by CTFS in advance.

5.4             If requested by CTFS, CHS agrees to require that a Customer provide identification of a nature specified from time to time by CTFS to confirm the identity of any Customer applying for CTFS credit service plans, including credit cards offered by CTFS and the verification of such identification.

5.5             CHS acknowledges that CTB is an Affiliate of CTFS, a regulated entity and subject to guidelines established by OSFI, including Guideline B-8 titled “Deterring and Detecting Money Laundering and Terrorist Financing” and that CTFS is responsible for ensuring that CHS and CHS Personnel conduct their activities in accordance with these guidelines. Accordingly, CHS agrees to comply with directives of CTFS established from time to time in order to ensure that CTB is in compliance with OSFI Guideline B-8 or such other guidelines, or Applicable Laws, as may be applicable to CTB, including directives relating to customer identification and verification policies and procedures, and any other applicable regulatory requirements. If requested by CTFS and at CTFS’ sole expense, CHS agrees ensure that CHS and CHS Personnel complete and certify to the satisfaction of CTFS, the completion of any training provided by CTFS in relation to OSFI Guideline B-8.

6.0	FEES

6.1             In consideration for the completion of the Services to be performed under a Customer Contract on behalf of CTFS, under the terms, provisions and conditions of this Agreement, CTFS will pay to CHS the fees set out in Schedule B attached hereto:

7.0	PERIODIC REPORTS AND AUDIT

7.1             Each of the Parties agree that all reports or invoices rendered under this Agreement shall properly reflect the facts of all activities handled by such Party and may be relied upon as being complete and accurate by the other Party in any further recording or reporting made by the other Party for any purpose.

7.2             Each of the Parties shall keep books, records and accounts pertaining to the provision of the Services and each of the Parties shall have access, after having provided three (3) Business Days’ notice, to review all files, data, correspondence, computer files, books and accounting records relating to the provision of the Services for inspection or auditing purposes during the Term and for a period of two (2) years following termination of this Agreement in order to confirm each of the Parties’ compliance with the terms of this Agreement.

7.3             If an inspection or audit indicates errors in any reports or invoices rendered to a Party under this Agreement, then the other Party shall immediately make the appropriate adjustments and refund any payments owing to such Party.

7.4             CHS acknowledges and agrees that CTFS shall have additional rights to audit and monitor CHS as part of its standard vendor evaluation (the “Vendor Assessment”) to verify CHS' compliance of all of its obligations set out in this Agreement. The parameters of the Vendor Assessment are set forth in Schedule G.

7.5             CHS agrees to co-operate reasonably in the conduct of such Vendor Assessment and to provide access, after having received five (5) Business Days’ notice, to its facilities, employees, systems and pertinent documentation in order for CTFS to carry out the Vendor Assessment.

8.0	CUSTOMER RELATIONS; CUSTOMER MATERIALS

8.1             CHS will at all times maintain a policy of customer satisfaction and will use commercially reasonable efforts to resolve or adjust all complaints and controversies with Customers with respect to the Services. If the warranty for a Service or Product has expired CHS will not be required to perform any repair service or provide any inspections or estimates unless Customer agrees to pay for same. In any case in which a resolution or adjustment is unsatisfactory to the Customer, CTFS shall have the right, to request that CHS make such further adjustment as CTFS and CHS may deem necessary under the circumstances provided that any adjustment proposed by CTFS shall not exceed the applicable Contract Value and provided that such further adjustment is mutually agreed to by the Parties. CTFS may deduct the amount of any such adjustment from any amount owing to CHS in respect of the Customer Contract under this Agreement. Where CTFS has made such an adjustment as a goodwill gesture to the applicable Customer and not as a result of CHS’ failure to meet the standards of quality and/or performance of Products and Services provided for in this Agreement, then the Fees owing to CTFS from CHS shall be correspondingly reduced. CHS shall maintain and make available to CTFS files pertaining to Customer complaints and their adjudication and resolution. CTFS agrees that it will advise CHS' customer care department of all complaints received by CTFS from Customers, and CHS shall have reasonable time to resolve such complaints before any adjustment is proposed by CTFS.

8.2             The forms of the Customer Materials shall developed by CTFS in its sole discretion. CTFS shall consult with CHS in the development of the Customer Materials and CHS shall provide assistance in such development as reasonably requested by CTFS. In providing the Services, CHS shall only use Customer Materials as approved and provided (at no charge to CHS) by CTFS. CHS shall be responsible for the printing and distribution of Customer Materials as required to perform the Services.

8.3             CHS will not charge Customers for estimates or quotations for the Services. CHS agrees only to use forms provided by CTFS as part of the Customer Materials in order to provide estimates or quotations to Customers.

8.4             CHS Personnel shall assist CTFS in its relations with Customers and agree at all times to be courteous and polite to Customers, and exhibit honesty and integrity at all times.

8.5             CHS agrees to report promptly to CTFS any problems or complaints relating to the provision of the Services.

9.0	STANDARDS

9.1             CHS undertakes and agrees to carry out the Services in accordance with the terms of this Agreement and, without limiting the generality of the foregoing, to observe no less than the minimum standards of quality and/or performance of products and services (including the Products and Services) as set forth in Schedule C (which shall be supplemented, amended or modified by CTFS from time to time and, upon notice to CHS, shall be deemed to be so supplemented, amended or modified) and Schedule D attached hereto which are known or ought to be known by CHS and shall be in compliance with all Applicable Laws and to CTFS standards. CTFS shall have the right to inspect all aspects of the Services and the Products from time to time to ensure that the quality of the Services and the Products meets its approval. Notwithstanding Section 9.1, CHS will have a sixty (60) day grace period from the Commencement Date during which period the minimum standards of quality set out in Schedule C will not be enforced by CTFS.

9.2             CHS agrees to comply with CTFS’ current Code of Conduct, as same may be updated by CTFS upon delivery to CHS from time to time, as set forth in Schedule E attached hereto.

9.3             CHS acknowledges and agrees that in order to obtain access to the software and database platform to obtain Leads, it must comply with the Terms and Conditions of use of the Software Vendor as set forth in Schedule F attached hereto. There shall be no requirement for CHS to make any payment to CTFS or its Affiliates for access to such software and database platform.

9.4             CHS shall comply with all deadlines and time and priority related obligations concerning the provision and performance of the Services.

9.5             CHS represents, warrants and covenants to CTFS that CHS and CHS Personnel have and will at all times maintain all skills, qualifications, expertise and experience necessary to perform the Services with professional skill, care and diligence, in an efficient, cost-effective manner, at all times consistent with industry standards applicable to leading service providers of similar services and otherwise in accordance with the terms of this Agreement.

9.6             CHS warrants and represents the full and faithful performance by itself and by CHS Personnel of all the terms and conditions contained in this Agreement and will use commercially reasonable efforts to ensure that CHS Personnel comply with the terms of this Agreement. CHS will clearly advise all CHS Personnel that each CHS Personnel is not the agent, employee or otherwise retained in any capacity by CTFS, CTC or any of their Affiliates.

9.7             CHS agrees to immediately report to CTFS the occurrence of any material safety or environmental incidents including but not limited to, product spills, product mixes, electrical safety incidents, vehicle accidents, fires, explosions, damage to property, fatalities and lost time injuries consistent with any procedures communicated to CHS.

9.8             CHS understands and acknowledges that the proper performance of the Services by CHS is of paramount importance to CTFS and CHS. Therefore, CHS agrees to supervise the performance of CHS Personnel to ensure the quality and proper performance of the Services as required under this Agreement.

10.0	SERVICE WARRANTY

10.1           CHS shall provide the post installation warranty service as set forth in Schedule C attached hereto. Should CHS fail to honour its warranty obligations then CTFS shall have the right to have the defect corrected at CHS' expense and CTFS may, in addition to any other remedies it has, withhold and use any monies then and thereafter due to CHS, if any, as set-off for any amounts owing to Customer or CTFS.

11.0	EMPLOYEES

11.1           CHS shall have no authority to employ or retain persons on behalf of CTFS and no CHS Personnel of CHS shall be considered to be employees, subcontractors, servants or agents of CTFS, said persons at all times remaining employees, servants, agents or subcontractors (as applicable) of CHS which shall have the sole and exclusive control over labour and employee relations policies and policies relating to wages, hours of work, working conditions, and conditions of CHS Personnel. CHS shall have the sole and exclusive right to hire, transfer, suspend, lay off, recall, promote, assign, discipline, adjust grievances and discharge said employees, provided, however, that at any time CTFS so requests, CHS will immediately transfer any CHS Personnel who is objectionable to CTFS, acting reasonably, for reasons of safety or security of Customers, employees or merchandise, or whose conduct impairs CTFS’ goodwill or Customer relations.

11.2           CHS shall assume complete responsibility for all salaries and other compensation of all CHS Personnel and will make all necessary salary deductions and withholdings from said employees' salaries and other compensation, and assume full responsibility for the payment of any and all contributions, taxes and assessments and agrees to meet all other requirements of employment insurance and all applicable withholding of income tax laws on all salary and other compensation of said employees.

11.3           CHS further agrees and warrants that it will comply with all Applicable Laws regarding but not limited to compensation, hours of work, and other Applicable Laws regarding minimum compensation, overtime and equal opportunities for employment, and, in particular, CHS warrants and agrees to comply with the terms of all applicable human rights legislation, employment standards legislation, workers’ compensation legislation, and labour relations legislation

11.4           Prior to hiring and periodically during the term of employment as a condition of continued employment and permitting any CHS Personnel to access Customer information or to attend at Customer residences for the purpose of providing Services under this Agreement, CHS shall perform a criminal background check on all such CHS Personnel. CHS agrees to use the service provider for this purpose as directed by CTFS. CHS is responsible for any service provider fees associated with such criminal background check, and there shall be no obligation to purchase such check from CTFS or its Affiliates. CHS acknowledges and agrees that it will not allow any CHS Personnel who have been convicted of an offence under the Criminal Code of Canada for which a pardon has not yet been granted, to provide or continue to provide Services under this Agreement from and after the time at which the CHS becomes aware of such conviction.

11.5           At all times, CHS will provide sufficient personnel necessary to properly provide the Services and produce good Customer relations. At all times, CHS personnel shall comply with CTFS’ Health & Safety policy (which includes the requirement for WHMIS training) and Code of Conduct for CTFS’ suppliers, copies of which are attached hereto as Schedule E.

11.6           CHS and CHS Personnel when dealing with Customers, must have available on their person and offer as identification when requested by the Customer, an identification card issued by the service provider approved by CTFS to CHS, said card identifying CHS and CHS Personnel as an authorized contractor of CTFS. CHS is responsible for the costs associated with such identification, provided that there shall be no obligation to purchase such items from CTFS or its Affiliates.

11.7           CHS will accept responsibility for the control and distribution of such identification cards to ensure they are used only by current active CHS Personnel providing the Services. Such control will include the repossession and return to CTFS of identification cards from CHS Personnel who are no longer providing services under this Agreement.

11.8           If requested by CTFS, CHS and CHS Personnel must wear Canadian Tire-branded clothing as directed by CTFS. CHS is responsible for any costs associated with such Canadian Tire-branded clothing, provided that there shall be no obligation to purchase such items from CTFS nor its Affiliates.

11.9           Any vehicle used by CHS and CHS Personnel in providing the Services shall, during the Term, display such Canadian Tire-branding as agreed to by the Parties. CHS is responsible for costs associated with such Canadian Tire-branded signage on vehicles, provided that there shall be no obligation to purchase such items from CTFS or its Affiliates.

11.10         CHS shall, with the applicable Customer’s consent, prominently display lawn signs provided by CTFS at the site of each Job, provided that there shall be no obligation to purchase such signs from CTFS or its Affiliates.

12.0	RELATIONSHIP; SUBCONTRACTING

12.1           It is intended that CHS will operate in the capacity of an independent contractor, that nothing contained in or done pursuant to this Agreement will be construed as creating a partnership, agency, franchise or joint venture between or among the Parties and, except for any agency relationship that may be otherwise expressly provided in this Agreement, no party will become bound by any conduct, representation, act or omission of any other party.

12.2           The subcontracting of any obligations of CHS hereunder will not relieve CHS from any obligation or liability under this Agreement and, notwithstanding any other provision in this Agreement, CHS will remain responsible for all obligations, services and functions performed by each subcontractor of CHS and its and their respective employees to the same extent as if those obligations, services and functions were performed by CHS and such work will be deemed to be work performed by CHS and CHS will be fully liable for all actions and omissions of such subcontractors as they relate to the performance and delivery of the Services. The representations and warranties of CHS set out in this Agreement will be deemed to apply to all of the Services performed by any such subcontractor as though CHS had itself performed such Services. CHS will at all times be CTFS’ sole point of contact regarding the Services provided under this Agreement.

12.3           CHS will not disclose any CTFS Data to any subcontractor of CHS until such subcontractor has executed an agreement in writing confirming such subcontractor's assumption of the confidentiality obligations of CHS hereunder. Without limiting the foregoing, CHS will ensure that all subcontracts entered into by CHS with its subcontractors flow down to such subcontractors all material obligations of CHS relevant to the services to be performed or products to be provided by such subcontractor, and flow up to CHS all material rights and benefits granted by CHS to CTFS hereunder, including:

(a)	confidentiality obligations;

(b)	privacy and security obligations;

(c)	audit requirements; and

(d)

rights and obligations in respect of personnel resources of such subcontractor in compliance with the provisions hereof and all policies applicable hereunder to CHS employees, including in respect of criminal checks.

12.4           If a subcontractor of CHS materially breaches a subcontract, or if CHS reasonably believes that such subcontractor has materially breached a subcontract specific to the provision of the Services hereunder, CHS will notify CTFS in writing and provide CTFS with such information relating to the breach or alleged breach as CTFS may reasonably request.

12.5           Any breach of the confidentiality obligations set forth in this Agreement by a subcontractor of CHS will be deemed to constitute a breach of the confidentiality provisions of this Agreement by CHS.

13.0	ADVERTISING

13.1           If requested by CTFS, CHS will actively advertise and promote the Services subject to the mutual agreement of the Parties as to the amount that CHS shall be obligated to expend on such activities. CTFS agrees that it will actively advertise and promote the Products and Services during the Term, provided that the form, frequency and substance of such advertising and promotional activities shall be entirely within the discretion of CTFS and CTFS shall not be obligated to allocate any specific resources to such advertising and promotion. It is expressly understood and agreed that all signs, advertising copy, including sales brochures, newspaper advertisements, yellow pages advertisements, radio and television commercials, all sales promotional plans and devices, including coupons and contests, which may be utilized by CHS in order to advertise and actively promote the Services shall first be submitted for approval by CTFS at least ten (10) Business Days (or such other shorter period authorized in writing by CTFS) in advance of their proposed publication or broadcast, provided that there shall be no obligation to purchase such items from CTFS or its Affiliates. CHS agrees that it will not issue any such advertising material or conduct any such sales promotional plan or device without prior approval. CTFS shall have the right to refuse its approval of any of the said advertising or promotional material which may not properly use the CTC Trade Marks or insofar as it may subject CTFS to: liability; loss of goodwill; damage to CTFS’ or any of its Affiliate's reputation, Customer relations or government relations; or because it does not adhere to the requirements of any Applicable Laws governing advertising or promotional practices or because of the failure of such advertising to conform to community or CTFS’ standards of good taste and honest dealing. All Intellectual Property Rights in the said advertising or promotional material shall accrue to CTFS and CHS shall, on request from CTFS, do all things reasonably necessary to protect and perfect CTFS’ ownership in such material, including any filings, registrations, execution and delivery of unconditional and irrevocable moral rights waivers which any Person may have and assignments or other documents that may reasonably be required pursuant to this Section 13.1.

13.2           Subject to Section 13.3, each Party agrees to maintain this Agreement and its terms confidential, and will not issue any publicity or press release regarding its contractual relationship with the other Party, or regarding the Parties' activities hereunder except with the prior written approval and consent of the Parties to any such release, which approval and consent may be withheld by each Party. CHS will not use CTFS’ or CTC’s name in connection with the provision of the Services except as required and permitted under the terms of this Agreement.

13.3           Notwithstanding Section 13.2, CHS and its parent, U.S. Home Systems, Inc., are, however, authorized, without the prior consent of CTFS, to issue press releases and make public disclosure of this Agreement and its relationship with CTFS and any other information or transactions as may be necessary to comply with U.S. federal and state securities laws. CHS will provide CTFS with reasonable advance written notice of the subject disclosure.

13.4           CHS will not use CTFS’ or CTC’s name in connection with the provision of the Services except as required and permitted under the terms of this Agreement.

14.0	OWNERSHIP OF CUSTOMERS, LEADS AND PROSPECTS

14.1           This Agreement, the terms and conditions thereof, all Customers, Customer lists and all Customer information developed by CTFS, CHS, CHS Personnel, from the operation of or from records generated as a result of the operation of the Services hereunder, either during the Term or thereafter, are deemed to be confidential and the exclusive property of CTFS. CHS shall not reproduce, release, disclose, sell or in any way make available or furnish, either directly or indirectly, to any person, firm, corporation, association or organization at any time, any information concerning the Customers. CHS shall protect all such Customer information from destruction, loss, theft, misuse or disclosure during the Term and until such Customer lists and other information concerning Customers are turned over to CTFS. CHS agrees not to use or permit to be used, such lists and information concerning Customers in any manner whatsoever except as may be necessary for the provision of the Services and to fulfill its obligations under this Agreement. CHS shall at all times maintain all information, including lists, relating to the Customers and potential Customers physically separate and distinct from any other information CHS may maintain that is unrelated to this Agreement. Upon termination of this Agreement for any reason, CHS shall immediately deliver to CTFS all existing copies of Customer lists and copies of all other information concerning Customers, whether written or computerized or otherwise. CHS, CHS Personnel and their respective officers, directors, employees, agents, designees, successors and assigns, shall not use any information concerning Customers to solicit any Customers in any manner whatsoever, or induce or prevail upon any person not to deal with CTFS, CTC or CTC Dealers or to discontinue his or her dealings with CTFS, CTC or CTC Dealers or make any attempt thereat.

14.2           All prospects resulting from communication with Customers after the issuance of a Lead or from the provision of Services by CHS belong to CTFS and CHS shall promptly notify CTFS of all such prospects.

14.3           If, during the Term, CHS directly or indirectly, performs, orders or facilitates the performance of any service the same as or similar to the Services for a Customer after being introduced to such Customer by CTFS, CHS shall be liable for liquidated damages (and not as a penalty) equal to two times the amount that the Customer would have paid for such services pursuant to this Agreement. Such payment is in addition to any other rights CTFS shall have pursuant to this Agreement, including termination rights.

15.0	DATA SECURITY, PRIVACY AND CONFIDENTIAL INFORMATION

15.1           This Agreement, the terms and conditions thereof, any information relating to the Business, Customers, operations, policies or processes of CTFS (“CTFS Data”) acquired by CHS in the course of providing Services under this Agreement shall be treated by CHS as secret and confidential and shall not be disclosed by it or CHS Personnel to any other person without the written authority of CTFS, unless required by Applicable Law. CHS agrees that such non-disclosure obligation shall be included in and form part of the CHS’ employment or other agreement with any CHS Personnel providing Services to or for Customers under this Agreement.

15.2           If CHS is required by Applicable Law to disclose any CTFS Data, then it shall, to the extent permitted by Applicable Laws, promptly notify CTFS.

15.3           CHS shall restrict access to CTFS Data to CHS Personnel who have a legitimate business need for such data for the purposes permitted by this Agreement, and who have agreed to handle such data in accordance with the terms of this Agreement.

15.4           CHS shall store and protect CTFS Data from loss, theft, unauthorized access, copying, modification, use or disclosure during utilization, transmission and storage using technology, physical protection measures, processes and standards or practices that meet or exceed industry standard commercially reasonable practices. In the event of any loss, theft or unauthorized access, copying, modification, use or disclosure occurs, CHS shall notify CTFS in writing and the parties shall agree, acting reasonably, upon an appropriate remedial process.

15.5           Upon completion of CHS’ required use of CTFS Data, CHS will destroy all CTFS Data in accordance with industry standard commercially reasonable instructions from CTFS.

15.6           CHS shall designate a staff member who will be responsible for safekeeping all CTFS Data in CHS' possession or under its control and for ensuring that CHS complies with the requirements of this Agreement respecting CTFS Data.

15.7           CHS agrees and acknowledges that any breach by CHS or CHS Personnel of their obligations and duties pursuant to Section 15.0 shall result in immediate and irreparable harm and damage to CTFS for which monetary damages alone will not fairly or adequately compensate CTFS or otherwise remedy such breach. Accordingly, CHS agrees that it shall not oppose or otherwise interfere with any applications by CTFS to a court of competent jurisdiction for any equitable relief or remedy associated with any such breach of this Agreement. CHS agrees and acknowledges that this Section 15.7 is fair and reasonable in the commercial circumstances of this Agreement and that CHS' agreements in Section 15.0 have been a material inducement and promise by CHS upon which CTFS has relied, and been induced, to enter into this Agreement.

15.8           CHS agrees to comply with all applicable privacy and data protection laws, rules and regulations including the Personal Information Protection and Electronic Documents Act, (Canada) and all other similar provincial/territorial legislation in addition to any National Do Not Call provisions made under the Telecommunications Act (Canada) and any applicable rules and regulations related to telecommunications or commercial electronic messages. Without limiting the generality of the foregoing, CHS acknowledges that in connection with this Agreement CHS may collect and/or receive from or through CTFS and/or third parties, personal information that can be linked to an identifiable individual (“Personal Information”) and in connection therewith, agrees that it shall:

(a)	collect, use and maintain Personal Information accurately and solely on behalf of CTFS for the purposes of and in accordance with the terms of this Agreement;

(b)	at the time of collection, inform any individuals of the stated purpose for its collection, use or disclosure and request their consent in a form approved by CTFS;

(c)	maintain Personal Information only for so long as required to fulfill the Parties’ obligations under this Agreement;

(d)	promptly refer to CTFS any requests received for access to, amendment of or complaints about Personal Information within its custody, and to co-operate with CTFS in providing timely access to same;

(e)	amend, rectify, delete or update the Personal Information in accordance with this Agreement, or otherwise in accordance with instructions from CTFS to do so;

(f)

employ adequate administrative, technical, and physical safeguards to protect Personal Information in an environment secure against loss, theft or unauthorized access, disclosure, copying, use or modification;

(g)

not disclose or permit any CHS Personnel or other third party over whom CHS exercises control to disclose Personal Information, other than to CHS Personnel who have a need to know and have agreed to abide by the terms of Section 15.0 or as may be otherwise authorized by CTFS;

(h)	abide by all other reasonable CTFS rules and procedures, as amended and communicated from time to time in relation to Personal Information;

(i)	notify CTFS immediately of any breach hereof and use its best efforts to cooperate with CTFS to remedy same;

(j)	permit CTFS, on prior notice, to have reasonable access to facilities (during normal business hours) and records to review security policies and procedures;

(k)	indemnify and hold harmless CTFS, its Affiliates and their respective directors, officers, employees, successors, assigns and representatives against all Losses arising from a breach hereof;

(l)

upon the termination of this Agreement, to immediately destroy all originals, summaries and copies of Personal Information held in any form unless retention of such Personal Information is required in connection with the Services rendered under this Agreement or is required by Applicable Law; and

(m)	not acquire any express or implied rights, title or interest in Personal Information, which shall at all times remain exclusive property of CTFS.

15.9               Upon request by CTFS, CHS shall deliver to CTFS a statement signed by an appropriate senior officer certifying in writing that: (a) it has developed privacy compliance processes designed to ensure its compliance with the protection of Personal Information requirements of this Agreement; and (b) to the best of its knowledge, after reasonable inquiry, it has complied in all material respects with the confidentiality and privacy requirements set forth in this Agreement.

15.10             The parties shall bear their respective costs and expenses incurred as a result of compliance with this Section 15.0.

15.11 This Section	15.0 shall survive the termination or expiration of this Agreement.

16.0	CHS’ PURCHASES AND DISPLAYS

16.1               Under no circumstances will CHS make any purchases or incur any obligation or expenses of any kind in the name of CTFS. CHS will promptly pay all the obligations in respect of the Services including those for labour and material and will hold CTFS free and harmless from any and all claims and liabilities incurred by CHS in the provision of the Services. Upon request by CTFS, CHS will provide to CTFS the names of material suppliers, authorized vendors and material subcontractors necessary for the performance of the Services. CHS agrees to purchase only approved products, materials and supplies from a list of approved suppliers as set out in Schedule C in its own corporate name and will contract with suppliers only in its own corporate name and will not represent itself to any supplier as an agent or representative of CTFS for such purposes, provided further that there shall be no obligation to purchase such items from CTFS or its Affiliates. CTFS may, at its discretion, change the authorized products, materials, supplies and approved suppliers.

16.2               CTFS and CHS shall mutually agree on the location of CTC Dealer stores in which CHS will install displays of the Products and Services offered by CHS on behalf of CTFS under this Agreement. The displays will be manufactured and installed in such locations solely at CHS’ expense. The displays are the sole property of CHS. The displays may be moved within the CTC Dealer stores or removed from the CTC Dealer stores at the discretion of CTFS and the CTC Dealer. However, displays shall not be sold or modified without the prior consent of CHS. If any Product demonstration units forming part of the displays are damaged while at a CTC Dealer store (excluding normal wear and tear that would be associated with a floor model's use as a demonstration unit in a retail store), CTFS will pay to CHS an amount equal to the reasonable costs of repair or replacement for such damage.

17.0	PERMITS AND LICENCES

17.1               CHS agrees and warrants that CHS and CHS Personnel while operating the Services under this Agreement will comply with all Applicable Laws and will comply with CTFS’ general rules and regulations in effect from time to time provided that copies of such rules and regulations are provided to CHS.

17.2               CHS will, at its sole expense, obtain and keep in effect, any and all licences, permits and certifications which may be required under any Applicable Law by virtue of anything done in the provision of the Services and shall, upon request, provide CTFS with original copies of such licences, permits and certifications.

17.3               In the event this Agreement is entered into in the Province of Quebec, CHS covenants and agrees to provide CTFS with proof of registration with the Regie des enterprises de construction du Quebec during the Term.

18.0	FEES, TAXES

18.1               CHS will, at its sole expense, pay and discharge all licence fees, certification fees, business, use, sales, gross receipts, income, property or other similar or different taxes or assessments which may be charged or levied by reason of anything done in the performance of this Agreement.

19.0	TERMINATION

19.1               Upon any default, failure or breach under any of the terms of this Agreement by a party, the other party may give notice in writing to the defaulting party requiring such party to rectify any such default, failure or breach within sixty (60) days of receipt of such notice. If the default, failure or breach is not rectified within said sixty (60) day period the non-defaulting party may terminate this Agreement. The defaulting Party agrees to pay and discharge all costs and expenses including, without limitation, all legal fees and disbursements, which may be incurred by the non-defaulting Party in enforcing the terms of this Agreement.

19.2               If CTFS has requested the transfer of any CHS Personnel pursuant to Section 11.1 and CHS has failed to immediately remove such Person and the conditions which caused CTFS to object continue, CTFS shall have the right to give notice in writing to CHS requiring CHS to rectify such failure within fifteen (15) days of receipt of such notice. If the failure is not rectified by CHS within said fifteen (15) day period, CTFS may terminate this Agreement without notice to CHS.

19.3               If CHS becomes unable to properly discharge its obligations under this Agreement for any reason, CHS shall immediately notify CTFS of such inability and CTFS shall have the right, but not the obligation to terminate this Agreement immediately upon written notice to CHS.

19.4               Failure by a party to give notice or otherwise object to any attempt to correct any default, failure or breach under this Agreement by the non-defaulting party, or any waiver of the same by the non-defaulting party, shall not affect or impair the non-defaulting party’s rights in respect of any subsequent default, failure or breach of the same or a different kind, nor shall any delay or omission by non-defaulting party in exercising or failing to exercise any right arising from any default, failure or breach affect or impair the non-defaulting party's rights in respect of the same or any other default, failure or breach. The prevailing party in any legal or equitable action brought under this Section 19.3 or other provision of this Agreement shall, to the fullest extent permitted under Applicable Laws, be reimbursed by the other party for its reasonable legal fees and expenses incurred in defending or enforcing such actions.

19.5               In the event that (a) any bankruptcy or insolvency proceedings should be commenced by or against either Party, or (b) any property of such Party passes into the hands of any receiver, assignee, officer of the law or creditor, or (c) such Party vacates, abandons, or ceases to operate, the other Party will have the right to immediately terminate this Agreement without affecting any other rights or remedies which such other Party may have by reason hereof.

19.6               CHS or CTFS shall each have the right to terminate this Agreement without cause, at any time hereafter, by giving to the other party at least one hundred eighty (180) days’ prior written notice of such termination provided, however, notwithstanding any provision herein to the contrary, neither party shall give the other party notice of termination prior to December 30, 2013. If CTFS is the terminating party pursuant to the provisions of this Section 19.6, CTFS shall, notwithstanding any other provision of this Agreement to the contrary, continue to refer valid Leads to CHS for a period of one hundred eighty (180) days following the date of the notice of termination. During such period, CHS may continue its marketing activities as otherwise provided under this Agreement and shall be excused from any then existing provisions of this Agreement which would otherwise prohibit CHS from entering into contractual arrangements with CTFS competitors as specified in this Agreement. CHS shall further be authorized to begin marketing and installing its home improvement products under its own brand and other CTFS competitor brands. CTFS shall not be entitled to any Marketing Fees or other fees relating to any such sales by CHS. If CHS is the terminating party pursuant to this Section 19.6, CTFS shall continue to provide Leads to CHS and CHS will continue to market and perform the Services for a period of one hundred eighty (180) days after the date of written notice of termination. All provisions which prohibit CHS from entering into contractual arrangements with specified CTFS competitors and from marketing and providing the Services under its own brand and under other brands shall remain in full force in the Territory until the termination date of this Agreement, provided, however, that CTFS has continued to provide Leads to CHS during the 180 day period. CHS shall have up to 90 days after the termination date to complete Customer Contracts resulting from Leads provided by CTFS.

19.7               After the termination date of this Agreement, it is agreed that CHS will not have any right or interest in any Leads or any future contracts arising out of such Leads and it is further agreed that CTFS may enter into an agreement for the operation of another or similar business with any Person CTFS chooses without incurring any liability to CHS whatsoever.

19.8               Immediately upon termination of this Agreement for whatever reason, CHS shall return to or provide CTFS with all Personal Information, Customer lists, Customer service records, outstanding quotes, CTFS Data and any and all identification, including signage, parts, equipment or other materials supplied by CTFS or which may associate or identify CHS or CHS Personnel with CTFS or CTC.

19.9               Subsequent to any termination of this Agreement, (whether by default or expiry) CHS covenants to properly discharge all its outstanding obligations arising out of unexpired warranties on Customer Contracts and, if requested by CTFS, will further discharge any obligations to perform on Customer Contracts that may be outstanding as at the date of any such termination and CTFS will pay to CHS the CHS Payments in accordance with this Agreement.

19.10             CTFS reserves the right to notify all Customers that CHS has ceased to be under contract with CTFS.

20.0	INDEMNIFICATION

20.1               CHS covenants that it will protect, defend, hold harmless and indemnify CTFS, CTC, CTC Dealers, and their respective Affiliates and their respective directors, officers, employees, agents, contractors, subcontractors, successors and assigns, from and against any Losses resulting or arising from or in connection with:

(a)	the alleged or actual violation by CHS, CHS Personnel or their respective assigns, of any Applicable Law;

(b)	the Services, including any dispute between or among CHS, CHS Personnel, their respective suppliers and any third Parties, Customers or any of them, in connection with the conduct of the Services;

(c)

the decontamination or restoration of property ordered by a tribunal or administrative authority or rendered necessary by one of their orders or directives), actually or allegedly resulting from or connected with: (i) the performance of the Services, including goods sold, work done, the delivery and installation of the Products at the Customer's location, such other services rendered or products utilized therein; (ii) the operation of or defects in the Services or any machinery, motor vehicles, or equipment used in connection with the provision of the Services; (iii) the failure or alleged failure of the Services or Products or any portions thereof to fully comply with any warranties, guarantees, or representations of CHS; (iv) any infringement by CHS, the Services or the Products of the Intellectual Property Rights of any Person; or (v) from the omission to act or commission of any act, lawful or unlawful, by CHS or CHS Personnel, or their respective assigns, whether or not such act is within the scope of the employment or engagement of such CHS Personnel;

(d)	made against CTFS by any CHS Personnel:

(i)	for salaries and wages, fringe benefits, compensation, arbitration, severance or relocation costs;

(ii)	under the applicable workers’ compensation or workplace safety and insurance legislation or equivalent or similar provincial or federal legislation and any successor legislation thereof;

(iii)	arising out of their relationship to CHS or termination of their relationship for any reason whatsoever; or

(iv)	arising out of any failure to secure and maintain the permits, licences and certifications which may be required under any Applicable Law,

and notwithstanding anything to the contrary contained in the Agreement, such indemnification in respect of any breach, violation or non-performance, damage to third party property, injury or death occurring during the Term shall survive the termination or expiry of this Agreement.

20.2               CTFS covenants that it will protect, defend, hold harmless and indemnify CHS, its Affiliates and their respective directors, officers, employees, agents, contractors, subcontractors, successors and assigns, from and against any and all Losses, resulting or arising from or in connection with:

(a)	the alleged or actual violation by CTFS or its assigns, of any Applicable Law;

(b)	any promotional or advertising matter, warranties, labels, and/or instructions created, furnished or approved by CTFS other than any of the foregoing materials that are not pre-approved by CTFS;

(c)	the form of any Customer Contract; and

(d)	any financing arrangements between CTFS and a Customer.

20.3               Each Indemnified Party shall cooperate in the defence of any claim for which indemnification is sought under this Section 20.3. Although the Indemnifying Party shall have control of the defence of any action for which indemnification is sought, the Indemnifying Party agrees to comply with the following requirements in connection with the conduct of the defence of any claim in which an Indemnified Party has been named a party:

(a)	the Indemnifying Party or its representatives shall keep the Indemnified Party or its agents informed of all material information pertaining to a claim:

(b)	the Indemnifying Party shall inform the Indemnified Party of the date of any mediation, arbitration, trial, or settlement conference as soon as possible after it receives such information; and

(c)	the Indemnifying Party shall inform the Indemnified Party of the outcome of any mediation, arbitration, motion, trial, or settlement or any other matter from which appeal rights could arise.

20.4               The Indemnifying Party shall not enter into any settlement or compromise of the claim that would result in the admission of any liability by an Indemnified Party, any financial liability on the part of an Indemnified Party, or that would subject an Indemnified Party to injunctive relief without first obtaining such Indemnified Party's prior written consent.

20.5               Should the Indemnifying Party fail to assume its obligations, including its obligation to diligently pursue and pay for the defence of the Indemnified Party, under this Section 20.0 within fifteen (15) days of notice of the claim for indemnification, the Indemnified Party agrees that the Indemnified Party shall have the right, but not the obligation, to proceed on its own behalf to so defend itself. The Indemnified Party may thereafter require from the Indemnifying Party reimbursement of any and all costs and expenses (including legal fees and disbursements) and any indemnity paid by the Indemnified Party on behalf of the Indemnifying Party.

20.6               If CTFS undertakes any steps to decontaminate a spill for whatever reason, it shall be without prejudice to CTFS exercising any other rights under this Agreement, and does not in any way relieve the CHS of its obligations to indemnify in virtue of this Agreement.

20.7               The foregoing obligations concerning indemnification are in addition to any other indemnification obligations that may be set forth elsewhere in this Agreement or in any attachment to this Agreement.

20.8               UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, SPECIAL OR EXEMPLARY DAMAGES OF ANY KIND OR NATURE WHATSOEVER, INCLUDING LOSS OF REVENUE, ANTICIPATED PROFITS OR BUSINESS OR ANY DAMAGES TO REPUTATION WHETHER IN AN ACTION BASED ON CONTRACT, WARRANTY, STRICT LIABILITY, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OF SUCH DAMAGES OR SUCH DAMAGES COULD HAVE BEEN REASONABLY FORESEEN BY SUCH PARTY, ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT, INCLUDING SUCH PARTY'S TERMINATION OF THIS AGREEMENT OR BUSINESS RELATIONS WITH THE OTHER PARTY OR SUCH DAMAGES RESULTING FROM ANY BREACH OF THIS AGREEMENT.

21.0	DISPUTE RESOLUTION

21.1               The Parties will attempt in good faith to resolve any dispute, disagreement, controversy, question or claim arising out of or relating to this Agreement (a “Dispute”) promptly by negotiation between executives who have authority to settle the Dispute and who are at a higher level of management than the persons with direct responsibility for the administration of this Agreement. Either party may give the other party written notice of any Dispute not resolved in the normal course of business. Within fifteen (15) Business Days after delivery of the notice, the receiving party will submit to the other a written response. The notice and response will include (a) a statement of each party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within thirty (30) Business Days after delivery of the disputing party’s notice, the executives of both Parties will meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute.

21.2 All	reasonable requests for information made by one party to the other will be honoured.

21.3               If the Dispute has not been resolved by these representatives within sixty (60) Business Days of the disputing party’s notice, or if the Parties fail to meet within thirty (30) Business Days of the disputing party’s notice, the Parties agree to submit the Dispute to mediation and to bear equally the costs of the mediation. The Parties will jointly appoint a mutually acceptable mediator and agree to participate in good faith in the mediation and negotiations for a period of thirty (30) days.

21.4               If the Parties are not successful in resolving the Dispute through its executives or through mediation provided for in Section 21.1 and Section 21.3, the Parties hereto agree that the Dispute will be referred to and finally settled by binding arbitration pursuant to the following provisions:

(a)	The place of arbitration will be Toronto, Ontario;

(b)	The governing law, both substantive and procedural, will be that of Ontario;

(c)	The language of the arbitration proceedings will be in English;

(d)	The arbitration will be conducted under the rules and procedures in the Arbitration Act, 1991 (Ontario);

(e)

The arbitration may be commenced by either party giving written notice to the other party of its wish to submit the Dispute to arbitration and requiring the other party’s participation in the appointment of an arbitrator under this Agreement;

(f)

There will be one arbitrator chosen by and acceptable to the Parties, who is qualified by education and training to pass upon the particular matter to be decided. If the Parties hereto cannot agree on a suitable arbitrator within fifteen (15) Business Days, then either party may apply to the court to appoint one pursuant to section 10 of the Arbitration Act, 1991 (Ontario); and

(g)

The arbitration award will be binding between the Parties and recognized and enforced by the court and there will be no appeal from the award except on a question of law and only with leave, pursuant to section 45(1) of the Arbitration Act, 1991 (Ontario).

22.0	RELEASE

22.1               CHS agrees to release and hold harmless CTFS, its employees, officers and directors and all other companies owned, operated, Controlled by or Affiliated with CTFS for all and any damages or losses caused by CHS. CTFS agrees to release and hold harmless CHS, its employees, officers and directors and all other companies owned, operated, Controlled by or Affiliated with CHS for all and any damages or losses caused by CTFS.

23.0	INSURANCE

23.1               CHS hereby agrees and covenants that it will, at its sole expense, obtain and maintain, during the Term, the following policies of insurance from a company or companies satisfactory to CTFS and adequate to fully protect CTFS, CTC, CTC Dealers and CHS from and against all expenses, claims, actions, liabilities and losses arising out of subjects covered by said policies of insurance:

(a)	workers’ compensation insurance coverage with the applicable provincial/territorial Workers’ Compensation Board or equivalent and/or employer’s liability insurance covering all CHS Personnel.

(b)

comprehensive general liability insurance, including products and completed operations coverage with a twenty-four (24) month indemnity period and containing a contractual liability endorsement specifically covering CHS’ indemnification under this Agreement. The policy must contain a cross liability clause and must not have any exclusion for work done by sub-contractors and/or sub-trades. The policy must also provide coverage for non-owned automobile liability as well as tenant’s legal liability. The limits of liability must not be less than five million dollars ($5,000,000.00) for bodily injury, death and property damage.

(c)

motor vehicle liability insurance covering all vehicles used by CHS in connection with the Services hereunder with limits of not less than two million dollars ($2,000,000.00), combined single limit for bodily injury, death and property damage per accident.

(d)	all risk property insurance, including theft upon CHS' property, equipment and merchandise utilized in the provision of the Services.

(e)	CHS shall also provide evidence of employee dishonesty coverage to include CHS and those under its direction in an amount not less than thirty thousand dollars ($30,000.00).

23.2               All policies of insurance mentioned above will name CTFS, as an additional named insured and such policies shall not be subject to material change or cancellation except upon at least thirty (30) days prior written notice addressed to CTFS. Said policies shall be prepared in such a form that CTFS shall not be liable for any premiums at any time.

23.3               Every policy of insurance maintained or required to be maintained by CHS under this Agreement shall contain a waiver of subrogation clause.

23.4               CHS shall furnish CTFS with copies of all such policies or certificates of insurance as evidence of such insurance prior to the commencement of the operation of the Services under this Agreement. If in CTFS’ opinion, such policies do not afford adequate protection for CTFS, CTFS will so advise CHS and if CHS does not furnish evidence of such additional coverage within fifteen (15) days CTFS shall have the right (i) to obtain such additional insurance at the expense of CHS and deduct same from the payment to CHS on CHS' invoice(s) as set out herein; or (ii) immediately terminate this Agreement. CHS will provide to CTFS certificates of insurance upon the anniversary date(s) of all applicable policies described herein including, but not limited to, confirmation of workers’ compensation insurance coverage.

23.5               Any approval by CTFS of any of CHS’ insurance policies or additional insurance obtained by CTFS on CHS’ behalf shall not relieve CHS of any responsibility hereunder.

23.6               Notwithstanding the foregoing, nothing in this Section will in any way serve to reduce, limit or modify the liability of CHS under the terms of this Agreement.

24.0	ASSIGNS

24.1               This Agreement will be binding upon and enure to the benefit to the Parties and their respective successors and permitted assigns, it being expressly stipulated that nothing herein contained will authorize an assignment or sub-license under this Agreement, the sale or transfer or any interest, or delegation of any duties hereunder by either of the Parties, without the prior written consent of the other Party. For the purposes of this Section 24.0, a change in Control of CHS that results in CHS being Controlled by any of the Persons set out in Section 3.1 or their respective Affiliates shall be deemed to be an assignment by CHS of this Agreement subject to this Section 24.1 that requires the prior written consent of CTFS.

24.2               CTFS may assign or subcontract its rights and responsibilities under this Agreement, to any of its Affiliates, without the prior written consent of CHS and without any recourse by CHS after such assignment, except such assignee shall agree in writing to the assumption of all terms and conditions and obligations of CTFS under this Agreement.

25.0	NOTICES

25.1               All notices herein provided for or which may be given in connection with this Agreement will be in writing and given by certified or registered mail with postage prepaid and return receipt requested or by private courier or by facsimile transmission with original copy forwarded by ordinary mail.

If any such notice be given by CHS to CTFS, it will be addressed to:

    CANADIAN TIRE FINANCIAL SERVICES LIMITED

    3475 Superior Court

    Oakville, ON L6L 0C6

    Attention: AVP, Home Services

    Fax No.:         905-465-6030

    and a copy to:

    CANADIAN TIRE FINANCIAL SERVICES LIMITED

    3475 Superior Court

    Oakville, ON L6L 0C6

    Attention: VP, Legal and Regulatory Affairs

    Fax No.: 905-465-6033

and if given by CTFS to CHS, such notice will be addressed to:

    CANADIAN HOMES SYSTEMS, LTD.

    C/O US HOME SYSTEMS

    2951 Kinwest Parkway

    Irving, TX 75063

    Facsimile No.: 214- 614 4775

and any such notice shall be deemed to have been given when deposited in the mail or sent by private courier or sent by facsimile transmission.

26.0	ENTIRE AGREEMENT

26.1            This Agreement sets forth the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof. Subject to the following, this Agreement shall not be supplemented, modified or amended except by a written instrument signed the Parties.

27.0	REPRESENTATIONS, WARRANTIES AND COVENANTS

27.1	Mutual Representations and Warranties

Each party hereby represents and warrants to the other party that:

(a)

such party is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to own and operate its business and properties and to carry on its business as such business is now being conducted, and is duly qualified to do business in all jurisdictions in which the transaction of its business in connection with the performance of its obligations in connection with this Agreement makes such qualification necessary;

(b)

such party has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by such party have been duly authorized by all necessary corporate action on the part of such party;

(c)

this Agreement has been duly executed and delivered by such party and is valid and binding on such party, enforceable in accordance with its terms, except as enforcement thereof may be limited by or with respect to: (i) applicable insolvency, moratorium, bankruptcy, fraudulent conveyance and other similar laws of general application relating to or affecting the rights and remedies of creditors; (ii) application of equitable principles (whether enforcement is sought in proceedings in equity or at law); and (iii) the fact that the remedy of specific enforcement or of injunctive relief is subject to the discretion of the court before which any proceeding therefore may be brought;

(d)

all authorizations by, approvals or orders by, consents of, notices to, filings with or other acts by or in respect of any Governmental Authority or any other Person applicable for such party in connection with the execution, delivery and performance of this Agreement have been obtained or will be obtained or completed in due course;

(e)

the execution, delivery and performance of this Agreement by such party and the consummation of the transactions contemplated hereby do not and will not contravene the constating documents of such party (including any certificate of incorporation, by-laws, or charter, as applicable) and do not and will not conflict with or result in a breach of or default under any indenture, agreement, judgement, decree, order or ruling to which such party is a party or is otherwise subject that would materially adversely affect such party's ability to perform its obligations under this Agreement; and

(f)	there are no suits or actions pending or, to the best of its knowledge, threatened against such party that would affect the Services or performance of its obligations hereunder.

Each of the above will be construed as a separate representation, warranty or covenant on behalf of the party giving it, and will not be limited or restricted by reference to, or inference from, the terms of any other warranty or representation or any other terms of this Agreement and each party acknowledges and agrees that compliance by it with the warranties (or any of them) will not of itself constitute performance of any of its other obligations under this Agreement.

27.2	CHS Representations and Warranties and Covenants

CHS represents, warrants and covenants to and with CTFS that as of the date hereof, and at all times during the Term that:

(a)	it will be fully qualified, licensed, staffed and equipped to perform the Services on or prior to the Commencement Date;

(b)	the Services will comply at all times with all Applicable Laws, including applicable federal privacy laws,

(c)	to the knowledge of CHS, the Services and the Products do not and will not infringe or violate or constitute a misappropriation of any Intellectual Property Right or other rights of any Person;

(d)	CHS is not a non-resident of Canada for the purposes of the Income Tax Act (Canada);

(e)	CHS is a registrant for the purposes of the Excise Tax Act (Canada) under registration number 80259 09191 RT0001;

(f)	CHS has and will have the right to convey Products to Customers in connection with the Services; and

(g)

the Products supplied to Customers as part of the Services, including each component part and each component of the packaging thereof will be: (i) of merchantable quality and free from faulty workmanship, material or design; (ii) reasonably fit for the purposes for which such Products are intended to be used by Customers, and (iii) free from any lien, claim or encumbrance of any nature or kind.

Each of the above will be construed as a separate warranty or representation on behalf of CHS and will not be limited or restricted by reference to, or inference from, the terms of any other warranty or representation or any other terms of this Agreement.

27.3               It is understood that no promises or representations whatsoever have been made as to the potential amount of business or payments CHS can expect at any time during the Term.

27.4               CHS represents and warrants that CHS is responsible only for any expenses incurred related to this Agreement by CHS and agrees that CTFS will not be obligated for any expense incurred by CHS in connection with any increase in the number of CHS’ employees or expenditures made by CHS for additional facilities or equipment. CTFS agrees that it shall be responsible for its legal and other fees and expenses relating to the preparation of this Agreement and as may be necessary for CTFS to integrate and acclimate CHS with CTFS’ process, the Products and Services.

28.0	ILLEGAL PROVISIONS

28.1               If any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

29.0	GOVERNING LAWS

29.1               This Agreement shall be interpreted and governed by the laws of the province of Ontario and the laws of Canada applicable therein.

30.0	FORCE MAJEURE

30.1               No party shall be responsible for, or be in breach of this Agreement, if it is unable to perform as a result of delays or failures due to any cause beyond its control and not due, in any way, to its own negligence and which cannot be overcome by the exercise of due diligence. Such causes shall include, but shall not be limited to, labour disturbances, riots, fires, earthquakes, floods, storms, lightening, epidemics, wars, disorder, hostilities, expropriation or confiscation of properties, failures or delays by carriers, including provision of electric and telephone service carriers, interference by civil or military authorities, whether legal or de facto, and whether purporting to act under some constitution, decree or law.

31.0	TIME OF THE ESSENCE

31.1               Time shall be of the essence with respect to this Agreement. The Parties shall perform all of their respective obligations and duties, all of which shall be performed and honoured strictly in accordance with the terms of this Agreement notwithstanding any prior, continuing or subsequent course of dealing, custom, or usage in trade.

32.0	INTERPRETATION

32.1               The Parties acknowledge that they have each participated in settling the terms of this Agreement. The Parties agree that any rule of legal interpretation to the effect that any ambiguity is to be resolved against the drafting party will not apply in interpreting this Agreement.

32.2               The section and paragraph titles in this Agreement have been placed thereon for the mere convenience of the Parties, and shall not be considered in any construction or interpretation of this Agreement.

32.3               Where this Agreement uses the word “including,” it means “including without limitation,” and where it uses the word “includes,” it means “includes without limitation.

32.4               Unless specified otherwise, all dollar amounts expressed in this Agreement refer to lawful Canadian currency.

32.5               Unless the context requires otherwise, words importing the singular number include the plural and vice versa; words importing gender include all genders.

32.6               In this Agreement, a period of days begins on the first day after the event that began the period and ends at 5:00 p.m. Toronto, Ontario time on the last day of the period. If any period of time is to expire, or any action or event is to occur, on any day that is not a Business Day, the period expires, or the action or event is considered to occur, at 5:00 p.m. Toronto, Ontario time on the next Business Day.

33.0	LANGUAGE

33.1               The parties hereto hereby declare that it is their express wish that this Agreement and all amendments thereto be drawn up in English. Les parties en présence déclarent par le présente que c'est leur volonté expresse que ce Contrat et tout amendement subséquent soient rédigés en langue anglaise.

34.0	JOINT AND SEVERAL

34.1               If two or more individuals, corporations, partnerships or other entities (or any combination of two or more thereof) shall sign or be subject to the terms and conditions of this Agreement as CHS or as Guarantor, the liability of each of them under this Agreement shall be deemed to be joint and several.

35.0	GUARANTEE

35.1               In consideration of CTFS entering into this Agreement with CHS and in consideration of the sum of two dollars ($2) and other good and valuable consideration, (the receipt and sufficiency whereof is hereby acknowledged by Guarantor) Guarantor hereby unconditionally guarantees to CTFS that CHS will pay all amounts to be paid and otherwise observe and perform all terms and conditions to be so observed and performed by CHS in this Agreement. If CHS shall default in making any such payments or in the observance or performance of any such obligations, Guarantor hereby covenants and agrees to pay to CTFS forthwith upon demand all amounts not so paid by CHS and all damages that may arise in consequence of any such non-observance or non-performance.

35.2               In the enforcement of any of its rights against Guarantor, CTFS may in its discretion proceed as if Guarantor was the primary obligor under this Agreement. Guarantor hereby waives any right to require CTFS to proceed against CHS before proceeding against Guarantor.

35.3               No dealings of whatsoever kind between CTFS and CHS and/or any other persons as CTFS may see fit, whether with or without notice to Guarantor, shall exonerate, release, discharge or in any way reduce the obligations of Guarantor in whole or in part, and in particular, and without limiting the generality of the foregoing, CTFS may modify or amend this Agreement, grant any indulgence, release, postponement or extension of time, waive any term or condition of this Agreement or any obligation of CHS, take or release any securities or other guarantees for the performance by CHS of its obligations and otherwise deal with CHS and/or any other persons as CTFS may see fit without affecting, lessening or limiting in any way the liability of Guarantor.

35.4               Notwithstanding any assignment for the general benefit of creditors or any bankruptcy or any other act of insolvency by CHS and notwithstanding any rejection, disaffirment or disclaimer of this Agreement (including its agreement and covenant under this Section 35.0), Guarantor shall continue to be fully liable hereunder.

35.5               Without in any way limiting the generality of any other section of this Agreement, the covenants and agreement of Guarantor contained in this Section 35.0 shall enure to the benefit of and be binding upon Guarantor and the successors and assigns of Guarantor.

35.6               Guarantor acknowledges reviewing all of the provisions of this Agreement and agrees to be bound by all of the provisions hereof insofar as applicable to it which, by its execution of this Agreement, it covenants and agrees to abide by and be bound by.

36.0	COUNTERPARTS

36.1               This Agreement may be signed in counterparts, each of which is an original, and all of which taken together constitute one single document. Counterparts may be transmitted by fax or in electronically scanned form. Parties transmitting by fax or electronically will also deliver the original counterpart to the other parties, but failure to do so does not invalidate this Agreement.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed by their duly authorized signatories as at the date first shown above.

CANADIAN TIRE FINANCIAL SERVICES LIMITED

Per:	/s/ Jim Kozack
	Name:	Jim Kozack
	Title:	VP-Marketing

Per:	/s/ Linda Drysdale
	Name:	Linda Drysdale
	Title:	VP-Finance

CANADIAN HOME SYSTEMS, LTD.

By:	/s/ Murray H. Gross
	Name:	Murray H. Gross
	Title:	President and CEO

U.S. HOME SYSTEMS, INC.

By:	/s/ Murray H. Gross
	Name:	Murray H. Gross
	Title:	President and CEO